EXHIBIT 99.1

FOR RELEASE: IMMEDIATELY	Media Contact:	Steve Galpin, Jr.
(908) 298-7415
	Investor Contact:	Alex Kelly
(908) 298-7436
SCHERING-PLOUGH REPORTS FINANCIAL RESULTS
FOR FIRST QUARTER OF 2006
Turnaround Phase Continues on Track
KENILWORTH, N.J., April 20, 2006 — Schering-Plough Corporation (NYSE: SGP) today reported financial results for the 2006 first quarter.
     “Three years after beginning our Action Agenda, Schering-Plough today is delivering a solid record of performance — growing our business and moving ahead with the Turnaround phase of our six- to eight-year plan,” said Fred Hassan, chairman and CEO. “Our businesses are performing well across multiple fronts and geographic regions. We’ve driven top-line growth while exercising financial discipline and gaining greater efficiencies. These fundamentals have translated into significant bottom-line growth. We remain determined to become a high-performance competitor for the long term — and over the past several quarters we have made steady progress toward that goal.”
     For the 2006 first quarter, Schering-Plough reported net income available to common shareholders of $350 million or 24 cents per common share, which includes income of $22 million or approximately 2 cents per share resulting from the cumulative effect of the adoption of SFAS 123R related to stock-based compensation. GAAP net sales for the period totaled $2.6 billion, up 8 percent versus the 2005 first quarter. Schering-Plough does not record sales of its cholesterol joint venture with Merck & Co., Inc., as this venture is accounted for under the equity method. Including an adjustment of an assumed 50 percent of global cholesterol joint venture net sales (see note and table below), Schering-Plough’s adjusted net sales for the 2006 first quarter would have totaled $2.9 billion, an increase of $319 million or 12 percent, as compared to $2.6 billion on a similar adjusted basis in the 2005 first quarter.
     These results represent the sixth consecutive quarter of year-over-year net sales growth on a GAAP basis and the seventh consecutive quarter on an adjusted basis (including an assumed 50 percent of global cholesterol joint venture net sales). Excluding special items, the company also recorded its fifth consecutive quarter of higher earnings on a year-over-year basis.
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     “We are building strength through transforming and energizing our key brands,” said Hassan. He pointed to products posting higher sales in the 2006 first quarter, including REMICADE, NASONEX and TEMODAR.
     “Our cholesterol franchise is pivotal and continues to gain share in the United States and other major markets,” said Hassan. Managed through a joint venture with Merck, the cholesterol franchise comprises VYTORIN (ezetimibe/simvastatin) and ZETIA (ezetimibe). As a franchise, the two products combined are poised to cross the 15 percent threshold of new prescriptions in the U.S. cholesterol management market (based on March 2006 IMS data). VYTORIN has now been launched in more than 30 countries and ZETIA in more than 70.
     “Schering-Plough is moving to take advantage of its worldwide breadth and reach,” added Hassan. In addition to targeting major countries, Hassan said the company is also investing to establish a presence in or achieve a greater penetration of many emerging markets. “We have been intensifying our focus on China, Russia, Turkey and Central and Eastern Europe,” he said, “and last year opened commercial operations in Korea, Pakistan and Vietnam. These actions will allow us to better meet the needs of our customers and build a competitive edge in these increasingly important markets,” said Hassan.
     The company cited the importance of reporting to the U.S. Food and Drug Administration (FDA) the completion of all 212 significant steps and 30 validation actions by Dec. 31, 2005, as required under the consent decree (subject to certification by an external third party and review and approval by FDA). “The tremendous work that went into that effort has positioned us well for the future,” said Hassan. “Quality, compliance and business integrity are embedded in our operating culture and integral to how we conduct and manage our business. That will not change.”
     Hassan said the company and the pharmaceutical industry continue to face significant challenges, which for Schering-Plough includes the anticipated June 2006 U.S. introduction of generic versions of Merck’s Zocor (simvastatin). “Clinical studies continue to reinforce the medical value of high-efficacy cholesterol-lowering agents, such as VYTORIN,” he added. “For patients with high cholesterol, the data show that lowering LDL cholesterol and reaching targeted treatment goals are what is best for patients.” The company noted that VYTORIN, more than any other cholesterol-lowering agent, has demonstrated the ability to get patients to their goals.
     Hassan added: “In R&D, three of our leading Phase II projects have all been granted ‘fast-track’ status by the FDA. These include our protease inhibitor program for treating hepatitis C, vicriviroc for HIV and our thrombin receptor antagonist for acute coronary syndrome. Our pipeline is growing and maturing, with 17 compounds now approaching or in Phase I development,” he said. “We also know that to deliver sustainable growth, we must supplement our internal research work with external opportunities.”

     The Turnaround phase is the third of five phases of the company’s Action Agenda, which was announced in the spring of 2003. The Turnaround phase began in October 2005 and is expected to run for 12 to 18 months. Steps launched in earlier phases to repair and strengthen the company’s infrastructure, systems and business processes will continue in the Turnaround phase. The next two phases are Build the Base and Breakout.
First Quarter 2006 Results
Schering-Plough reported net income available to common shareholders of $350 million in the 2006 first quarter or 24 cents per common share compared with net income available to common shareholders in the 2005 period of $105 million or 7 cents per share. The net income available to common shareholders in the 2006 first quarter included income of $22 million or approximately 2 cents per share resulting from the cumulative effect of the adoption of SFAS 123R.
     First quarter 2006 GAAP net sales of $2.6 billion were 8 percent higher than the 2005 period. The sales increase was driven by the growth of prescription pharmaceuticals, led by REMICADE, NASONEX, TEMODAR and PEG-INTRON. The sales growth versus 2005 includes a 5 percent unfavorable impact from foreign exchange.
     The company noted that GAAP net sales do not include sales of the cholesterol products marketed in partnership with Merck, as described below. Global cholesterol joint venture net sales, which include VYTORIN and ZETIA, totaled approximately $778 million in the 2006 first quarter compared to net sales of $505 million in the comparable 2005 period. Including an adjustment of an assumed 50 percent of global cholesterol joint venture net sales, Schering-Plough’s adjusted net sales for the first quarter of 2006 would have totaled $2.9 billion, a 12 percent increase, as compared to $2.6 billion on a similar adjusted basis in the first quarter of 2005.
     The company utilizes the equity method of accounting for its cholesterol joint venture with Merck. Overall, the company shares in approximately 50 percent of the profits of the joint venture with Merck, although there are different profit-sharing arrangements for the cholesterol products in countries around the world. There is a separate co-marketing agreement with Bayer for ZETIA in Japan, where the product is currently under regulatory review. Under the equity method, the company records its share of the income from operations (which includes milestones earned from Merck) in “Equity income from cholesterol joint venture,” which totaled $311 million in the 2006 first quarter versus $220 million in the first quarter of 2005. The increase in equity income reflected the strong sales performance for VYTORIN and ZETIA in the 2006 first quarter. The company noted that it incurs substantial costs, such as selling, general and administrative costs, that are not reflected in “Equity income from cholesterol joint venture” and are borne by the overall cost structure of Schering-Plough.

     First quarter 2006 GAAP net sales of Prescription Pharmaceuticals, which do not include sales of the cholesterol joint venture, totaled $2.0 billion, up 10 percent, including an unfavorable impact from foreign exchange of 6 percent.
     Among prescription products posting higher sales in the 2006 first quarter was REMICADE, up 26 percent to $278 million. REMICADE is a treatment for immune-mediated inflammatory disorders that Schering-Plough markets in countries outside the United States (excluding Japan and certain Far East markets) for rheumatoid arthritis, early rheumatoid arthritis, psoriatic arthritis, Crohn’s disease, ankylosing spondylitis, plaque psoriasis and, most recently, ulcerative colitis. REMICADE sales were higher primarily due to greater demand, expanded indications and continued market growth.
     Sales of TEMODAR, a treatment for certain types of brain tumors, grew 25 percent to $163 million due to increased utilization for treating newly diagnosed glioblastoma multiforme (GBM), which is the most prevalent form of brain cancer. The growth rates for TEMODAR may moderate going forward, as significant market penetration has already been achieved in the treatment of GBM, especially in the United States. In Japan, TEMODAR was granted a priority review of the regulatory application to treat malignant glioma in the 2005 fourth quarter. Also reporting higher sales in the quarter was CAELYX, for the treatment of ovarian cancer, metastatic breast cancer and Kaposi’s sarcoma, up 18 percent to $51 million, largely as a result of increased use in treating ovarian and breast cancer.
     Global NASONEX sales rose 25 percent to $229 million, with U.S. sales climbing 33 percent to $144 million and international sales climbing 14 percent to $85 million, mostly due to greater U.S. and international market share versus the 2005 period.
     Global CLARINEX sales in the first quarter of 2006 were $160 million, up 11 percent. Sales of CLARINEX outside the United States rose 17 percent to $90 million in the first quarter due to increased demand. International sales of prescription CLARITIN decreased 9 percent to $101 million in the first quarter, due to lower sales in Japan reflecting difficult comparisons against an unusually severe allergy season in 2005.
     Sales of the company’s PEG-INTRON and REBETOL hepatitis C products rose in the 2006 first quarter, driven by growth in Japan due to a new indication for the treatment of hepatitis patients other than genotype 1. Sales growth was also driven by continuation of treatment in patients with genotype 1 hepatitis. In Japan, PEG-INTRON has become the leading interferon therapy prescribed for the treatment of hepatitis C. First quarter global sales of PEG-INTRON were up 16 percent to $196 million. Global sales of REBETOL were up 22 percent to $78 million in the 2006 first quarter.
     First quarter 2006 Consumer Health Care sales decreased 6 percent to $311 million. The decline was largely due to lower sales of CLARITIN-D and other OTC products containing the decongestant pseudoephedrine (PSE), reflecting the continued adverse impact of restrictions on retail sales of PSE-containing OTC products, and lower sales of sun care products. Sales of OTC CLARITIN decreased $5 million, or 4 percent, to $111 million.
     Animal Health sales increased 8 percent to $208 million, reflecting growth of core brands across most geographic and species areas, led by higher sales of seasonal livestock and companion animal products. The sales growth was tempered by an unfavorable impact from foreign exchange of 6 percent.
     The company’s gross margin was 65.0 percent for the 2006 first quarter compared with 62.5 percent in the 2005 period. The improvement stemmed primarily from product mix and supply chain efficiency improvements. The company’s gross margin is not impacted by results of operations of the cholesterol joint venture, as these results are reflected in equity income. Schering-Plough noted that its ongoing focus on operational excellence in all key functions continues to affect the overall cost structure of the company.
     Selling, general and administrative (SG&A) expenses were $1.1 billion in the first quarter of 2006, essentially flat versus the prior year period. SG&A in the first quarter of 2006 reflected the favorable impact from foreign exchange tempered by increased selling expenses in Europe to support the continued launch of ZETIA and VYTORIN.
     Research and development spending for the 2006 first quarter totaled $481 million, an increase of 25 percent compared to the first quarter of 2005. The increase was primarily due to increased R&D headcount, higher costs associated with clinical trials, and an upfront licensing payment to PTC Therapeutics, Inc. The company expects R&D spending to continue to reflect the progression of the early-stage pipeline and increased clinical trial activity.
Recent Developments
The company also offered the following summary of recent significant developments, including:
•	Announced the granting by FDA of Fast Track designation to the company’s investigational oral hepatitis C protease inhibitor (SCH 503034), in Phase II clinical development for the treatment of chronic hepatitis C virus (HCV) infection. (Announced January 30)
•	Gained FDA approval of CLARINEX-D 12 HOUR (desloratadine 2.5 mg and pseudoephedrine sulfate, USP 120 mg) Extended Release Tablets for the relief of nasal and non-nasal symptoms of seasonal allergic rhinitis (outdoor allergies), including nasal congestion, in patients 12 years of age and older. (Announced February 1)

•	Announced the FDA had accepted for standard review the company’s NDA for garenoxacin, a new broad-spectrum quinolone antibiotic for treating Gram-positive and Gram-negative bacterial infections, including those caused by anaerobic organisms and resistant bacterial strains. (Announced February 13)

•	Announced the FDA had granted a 6-month priority review of the company’s New Drug Application (NDA) for NOXAFIL (posaconazole) Oral Suspension for use in preventing serious invasive fungal infections in high-risk patients. (Announced February 22)

•	Provided an update on vicriviroc, an investigational CCR5 receptor antagonist, being evaluated by the NIH-sponsored Adult AIDS Clinical Trials Group (ACTG) in an ongoing Phase II clinical study of U.S. treatment-experienced HIV patients. The ACTG Study Monitoring Committee (SMC) for this trial informed the ACTG and Schering-Plough that cases of malignancy (lymphoma and stomach cancer) had been observed in patients treated with vicriviroc. The ACTG concluded that a causal association between vicriviroc and the lymphoma cases could not be established at that time. ACTG further concluded that since vicriviroc, at the two highest doses tested, together with an optimized background antiretroviral regimen showed evidence of virologic activity and CD4 count increases, the trial would continue. (Announced March 3)

•	Gained European Commission approval of REMICADE (infliximab) for the treatment of moderately to severely active ulcerative colitis (UC) in patients who have had an inadequate response to conventional therapy, including corticosteroids and mercaptopurine or azathioprine, or who are intolerant to or have medical contraindications for such therapies. The approval makes REMICADE the first biologic therapy approved in the European Union (EU) to treat moderately to severely active UC. The approval marks the eighth indication for REMICADE in the EU for the treatment of immune-mediated inflammatory disorders. (Announced March 9)

•	Reported results from a new analysis of a previously presented study of 1,902 patients with high cholesterol showing that a significantly greater number of patients taking VYTORIN achieved levels of LDL (“bad”) cholesterol of less than 70 mg/dl and Apolipoprotein B(1) (Apo B) levels of less than 90 mg/dL compared with patients taking Lipitor (atorvastatin) pooled across the dosing range (p less than 0.001). The new analysis was presented at the American College of Cardiology’s 55th Annual Scientific Session. (Announced March 13)

•	Entered into an exclusive collaboration and licensing agreement with PTC Therapeutics, Inc. for the development of PTC’s preclinical compounds for the oral treatment of hepatitis C virus (HCV) infection and other viral diseases. Under the terms of the agreement, Schering-Plough will make an upfront payment to PTC of $12 million and provide funding for PTC’s research efforts. (Announced March 20)
•	Reported results of a new clinical study showing that AVELOX (moxifloxacin HCl) monotherapy at 400 mg once daily was as effective as the high-dose combination of levofloxacin plus ceftriaxone in treating patients with severe community-acquired pneumonia requiring hospitalization. The results were presented at the 16th European Congress of Clinical Microbiology and Infectious Diseases in Nice, France. (Announced April 7)

•	Reported the granting by FDA of Fast Track designation to the company’s investigational oral thrombin receptor antagonist (SCH 530348), currently in Phase II clinical development for secondary prevention of cardiovascular morbidity and mortality outcomes in at-risk patients. (Announced April 19)
First Quarter 2006 Conference Call and Webcast
Schering-Plough will conduct a conference call today at 8 a.m. (EDT) to review the 2006 first quarter results. To listen live to the call, dial 1-877-565-9664 or 1-706-634-5003 and enter conference ID #6243806. A replay of the call will be available starting at approximately 11 a.m. on April 20 through 5 p.m. on April 27. To listen to the replay, dial 1-800-642-1687 or 1-706-645-9291 and enter the conference ID #6243806.
     A live audio webcast of the conference call also will be available by going to the Investor Relations section of the Schering-Plough corporate Web site, www.schering-plough.com, and clicking on the “Presentations/Webcasts” link. A replay of the webcast will be available starting at approximately 11 a.m. on April 20 through 5 p.m. on May 19.
NOTE: Adjusted net sales, defined as GAAP net sales plus an assumed 50 percent of global cholesterol joint venture net sales, is a non-U.S. GAAP measure used by management in evaluating the performance of the company’s overall business. The company believes that this performance measure contributes to a more complete understanding by investors of the overall results of the company. The company provides this information to supplement the reader’s understanding of the importance to the company of its share of results from the operations of the cholesterol joint venture.
     Net sales (excluding the cholesterol joint venture net sales) is required to be presented under U.S. GAAP. The cholesterol joint venture’s net sales are included as a component of income from operations in the calculation of the company’s “Equity income from cholesterol joint venture.”

DISCLOSURE NOTICE: The information in this press release, the comments of Schering-Plough officers during our earnings teleconference/webcast on April 20, 2006 at 8:00 a.m. (EDT), and other written reports and oral statements made from time to time by the company may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements do not relate strictly to historical or current facts and are based on current expectations or forecasts of future events. You can identify these forward-looking statements by their use of words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “forecast,” “project,” “intend,” “plan,” “potential,” “will,” and other similar words and terms. In particular, forward-looking statements include statements relating to the company’s plans, its progress under the Action Agenda and anticipated timing regarding future performance of the Action Agenda, business prospects, anticipated growth, trends in performance, and the potential of certain products including VYTORIN and ZETIA. Actual results may vary materially from the company’s forward-looking statements and there are no guarantees about the performance of Schering-Plough stock or Schering-Plough’s business. Schering-Plough does not assume the obligation to update any forward-looking statement. A number of risks and uncertainties could cause results to differ from forward-looking statements, including market forces, economic factors, product availability, patent and other intellectual property protection, current and future branded, generic or over-the-counter competition, the regulatory process, and any developments following regulatory approval, among other uncertainties. For further details of these and other risks and uncertainties that may impact forward-looking statements, see Schering-Plough’s Securities and Exchange Commission filings, including Item 1A. Risk Factors in the company’s 2005 10-K.
     Schering-Plough is a global science-based health care company with leading prescription, consumer and animal health products. Through internal research and collaborations with partners, Schering-Plough discovers, develops, manufactures and markets advanced drug therapies to meet important medical needs. Schering-Plough’s vision is to earn the trust of the physicians, patients and customers served by its more than 32,000 people around the world. The company is based in Kenilworth, N.J., and its Web site is www.schering-plough.com.
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SCHERING-PLOUGH CORPORATION
Report for the period ended March 31 (unaudited):
(Amounts in millions, except per share figures)

	First Quarter
	2006	2005
Net sales	$2,551	$2,369
Cost of sales	893	889
Selling, general and administrative	1,086	1,081
Research and development	481	384
Other (income)/expense, net	(34)	17

Special charges	—	27
Equity income from cholesterol joint venture	(311)	(220)

Income before income taxes	436	191
Income tax expense a/	86	64

Net income before cumulative effect of a change in accounting principle	$350	$127

Cumulative effect of a change in accounting principle, net of tax b/	(22)	—

Net income b/	$372	$127

Preferred stock dividends	22	22

Net income available to common shareholders b/	$350	$105

Diluted earnings per common share:
Earnings available to common shareholders before cumulative effect of a change in accounting principle	$.22	$.07
Cumulative effect of a change in accounting principle, net of tax b/	.02	—

Diluted earnings per common share b/	$.24	$.07

Average common shares outstanding — diluted	1,486	1,480
The Company incurs substantial costs related to the cholesterol joint venture, such as selling, general and administrative costs, that are not reflected in the “Equity income from cholesterol joint venture” and are borne by the overall cost structure of Schering-Plough.
a/ Tax expense during the first quarter of 2006 and 2005 primarily related to foreign tax expense as the Company did not recognize the benefit of U.S. tax operating losses.
b/ In the first quarter of 2006 the Company adopted the provisions of SFAS 123R. As a result of this adoption the Company recognized:
1)	a non-recurring cumulative effect adjustment of $22 million of income associated with the Company’s liability based compensation plans; and

2)	stock option expense in the first quarter of 2006 of $14 million which is included in the respective expense line items.

SCHERING-PLOUGH CORPORATION
Report for the period ended March 31 (unaudited):
GAAP Net Sales by Key Product:

(Dollars in Millions)	First Quarter
	2006	2005	%

GLOBAL PHARMACEUTICALS	$2,032	$1,846	10
REMICADE	278	220	26
NASONEX	229	183	25
PEG-INTRON	196	170	16
TEMODAR	163	131	25
CLARINEX / AERIUS	160	144	11
CLARITIN RX	101	111	(9)
AVELOX	80	73	10
INTEGRILIN	80	75	6
REBETOL	78	64	22
INTRON A	60	73	(18)
CAELYX	51	43	18
SUBUTEX	48	51	(6)
ELOCON	34	41	(17)
CIPRO	25	37	(32)
Other Pharmaceuticals	449	430	4

CONSUMER HEALTH CARE	311	330	(6)

OTC	153	162	(6)

OTC CLARITIN	111	116	(4)

Foot Care	83	84	(2)

Sun Care	75	84	(10)

ANIMAL HEALTH	208	193	8

CONSOLIDATED NET SALES	$2,551	$2,369	8

NOTE:	Additional information about U.S. and international sales for specific products is available by calling the company or visiting the Investor Relations Web site at http://ir.schering-plough.com.

SCHERING-PLOUGH CORPORATION
Reconciliation of Non-U.S. GAAP Financial Measure
Adjusted net sales, defined as net sales plus an assumed 50 percent of global cholesterol joint venture net sales.

(Dollars in millions)	Three-Months Ended March 31 (unaudited)
	2006	2005

Net sales, as reported	$2,551	$2,369

50 percent of cholesterol joint venture net sales a/	389	252

Adjusted net sales	$2,940	$2,621

a/ Total net sales of the cholesterol joint venture for the three months ended March 31, 2006 and 2005 were $778 million and $505 million, respectively.
NOTE: Adjusted net sales, defined as net sales plus an assumed 50 percent of global cholesterol joint venture net sales, is a non-U.S. GAAP measure used by management in evaluating the performance of the company’s overall business. The company believes that this performance measure contributes to a more complete understanding by investors of the overall results of the company. The company provides this information to supplement the reader’s understanding of the importance to the company of its share of results from the operations of the cholesterol joint venture. Net sales (excluding the cholesterol joint venture net sales) is required to be presented under U.S. GAAP. The cholesterol joint venture’s net sales are included as a component of income from operations in the calculation of the company’s “Equity income from cholesterol joint venture.” Net sales of the cholesterol joint venture do not include net sales of cholesterol products in non-joint venture territories.